EXHIBIT 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Announces Overwhelming Shareholder Support
for Company’s Director Nominees at Annual Meeting

BILLERICA, MA, February 13, 2013 – CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, announced that shareholders overwhelmingly voted for the Company’s director nominees at its annual meeting today. Of the votes cast, 89% of shareholders voted for CSP’s director nominees to 11% for those put forward by North & Webster. North & Webster announced it was withdrawing its proxy contest today shortly before the annual meeting.

“We appreciate the continued support of our shareholders and remain committed to enhancing shareholder value,” said CSP Inc. President and Chief Executive Officer Victor Dellovo. “While this proxy contest unfortunately necessitated a high level of management time and significant Company expense, we are pleased with the positive and decisive result.”
The Company’s slate of directors was unanimously supported by the leading proxy advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis. Nevertheless, the proxy fight with North & Webster was expensive and time-consuming. Those expenses will necessarily be reflected in the Company’s results for the quarter and fiscal year. In addition, North & Webster made a number of public statements that mischaracterized our audited financial statements, and impugned our Board of Directors and management team without any basis in fact.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP’s Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company’s MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services.

EXHIBIT 99.1

More information about CSP is available on the company’s website at www.cspi.com.  To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, the Company’s efforts to enhance shareholder value. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.